Exhibit 99.1 Sealed Air Corporation 2415 Cascade Pointe Blvd. Charlotte, NC 28208

For release: November 8, 2017

SEALED AIR REPORTS THIRD QUARTER 2017 RESULTS

•	Completed sale of Diversey to Bain Capital Private Equity on September 6, 2017 for $3.2 Billion

•	Third Quarter 2017 Sales from Continuing Operations of $1.1 Billion, an increase of 6% As Reported

•	Net Earnings from Continuing Operations of $62 Million and Reported Net Earnings Per Share from Continuing Operations of $0.33

•	Adjusted Net Income from Continuing Operations of $87 Million, Adjusted EPS from Continuing Operations of $0.46 per share and Adjusted EBITDA of $217 Million, or 19.2% of Net Sales

•
Outlook for Full Year 2017 includes Net Sales of approximately $4.4 Billion, Adjusted EBITDA of approximately $830 Million, Adjusted EPS of $1.75 to $1.80 from Continuing Operations and Free Cash Flow of $400 Million

CHARLOTTE, N.C., November 8, 2017 – Sealed Air Corporation (NYSE: SEE) today announced financial results for the third quarter 2017. Commenting on these results, Jerome A. Peribere, President and Chief Executive Officer, said, “For the third consecutive quarter, we are delivering on our accelerated growth strategy, led by favorable volume trends across all regions. North America was once again our fastest growing region with an increase in volumes of 7%. Our top-line performance continues to be driven by the adoption of our innovative solutions coupled with strong end market demand across all proteins and within the e-commerce and fulfillment sectors. We expect top-line growth to continue into year-end and sequential profitability improvements through operational disciplines and increased sales of value-added solutions."

Peribere continued, “Our journey as a knowledge-based company continues with many exciting opportunities ahead. We are pleased to have Ted Doheny join Sealed Air as our Chief Operating Officer and CEO-Designate, and will assume the role of President and CEO effective January 1, 2018. Furthermore, we recently announced that our current Chief Accounting Officer and Controller, Bill Stiehl, has assumed the additional position of Acting Chief Financial Officer. Under both Ted and Bill’s leadership, the organization will continue to thrive and generate significant value for our global customers, shareholders and employees."

Unless otherwise stated, all results compare third quarter 2017 results to third quarter 2016 results from continuing operations. As a result of the sale of Diversey, which refers to Diversey Care and the food hygiene and cleaning business, we have changed our segment reporting structure effective as of January 1, 2017. Food Care now includes the Medical Applications business, which was previously reported under 'Other.' Additionally, Food Care now excludes the food hygiene and cleaning business, which is a component of Diversey and classified as discontinued operations. Year-over-year financial discussions present operating results from continuing operations as reported, and on a constant dollar basis. Constant dollar refers to unit volume and price/mix performance and excludes the impact of currency translation from all periods referenced. Additionally, non-U.S. GAAP adjusted financial measures, such as Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), Adjusted Net Earnings, Adjusted Diluted Earnings Per Share (“Adjusted EPS”) and Adjusted Tax Rate, exclude the impact of special items, such as restructuring charges, charges related to the sale of Diversey, charges related to ceasing operations in Venezuela, cash-settled stock appreciation rights (“SARs”) granted as part of the original Diversey acquisition and certain other infrequent or one-time items. Please refer to the supplemental information included with this press release for a reconciliation of Non-U.S. GAAP to U.S. GAAP financial measures.

Business Highlights

•
In the third quarter, Food Care net sales of $716 million increased 6% as reported. Currency had a positive impact on Food Care net sales of 2%, or $10 million. On a constant dollar basis, net sales increased 4% almost entirely due to positive volume growth. Volume trends were led by 9% growth in North America, 3% in Latin America and 1% in EMEA. This was offset by a decline in Asia Pacific. Adjusted EBITDA of $158 million or 22.1% of net sales was primarily attributable to positive volume trends and favorable foreign currency, which were offset by higher raw material costs and non-material costs including salary and wage increases.

•
Product Care net sales of $415 million in the third quarter were up 7% as reported. Currency had a positive impact on Product Care net sales of 1%, or $3 million. On a constant dollar basis, net sales and volumes increased 6% due to continued strength in e-commerce and fulfillment. Volume increased 4% in North America, over 7% in EMEA and Latin America, and 17% in Asia Pacific. Adjusted

EBITDA of $87 million or 20.8% of net sales was attributable to volume growth, which was offset by unfavorable price/cost spread primarily due to higher raw material and freight costs as well as unfavorable product mix.

•
On September 6, 2017, Sealed Air completed the sale of Diversey to Bain Capital for $3.2 billion. The sale provided the Company the financial flexibility to accelerate share repurchases, pay down approximately $1.1 billion in debt and target selective acquisitions. Most recently, on October 2, 2017, Sealed Air acquired Fagerdala Singapore Pte Ltd., a manufacturer and fabricator of polyethylene foam, for $100 million in cash. Fagerdala generated approximately $80 million in sales in 2016.

•
From January 1, 2017 through September 30, 2017, Sealed Air repurchased approximately $677 million or 15.5 million shares through a combination of open market repurchases and Accelerated Share Repurchase (ASR) programs. The Company repurchased approximately $426 million or 9.7 million shares during the third quarter.

Third Quarter 2017 U.S. GAAP Summary, Continuing Operations
Net sales of $1.1 billion increased 6% on an as reported basis. Currency had a positive impact on total net sales of 1%, or $13 million. As reported, net sales increased across all regions.

Net income from continuing operations on a reported basis was $62 million, or $0.33 per diluted share, as compared to net income from continuing operations of $64 million, or $0.32 per diluted share, in the third quarter 2016. Net income in the third quarter 2017 was unfavorably impacted by $24 million of special items, including $9 million of restructuring and other restructuring associated costs, $7 million related to acquisition and divestiture activity and $5 million of tax special items. Net income in the third quarter 2016 included $17 million of special items, including $7 million of charges related to restructuring and other costs associated with our restructuring programs and $9 million related to tax special items.

The effective tax rate in the third quarter of 2017 was 41.2%, compared to the effective tax rate of 45.9% in the third quarter of 2016. The effective tax rate in the third quarter of 2017 was negatively affected by additional tax expenses related to the sale of Diversey. The effective tax rate in the third quarter of 2016 was negatively impacted by an increase in unrecognized tax benefits.

Third Quarter 2017 Non-U.S. GAAP Summary, Continuing Operations

Net sales on a constant dollar increased 5% primarily on volume growth. On constant dollar basis, North America sales increased 7%, Asia Pacific was up 3%, and EMEA and Latin America were up 2%.

Adjusted EBITDA for the third quarter 2017 was $217 million, or 19.2% of net sales, compared to $213 million, or 20.0% of net sales for the third quarter of 2016. Adjusted EBITDA included $28 million of Corporate expenses in the third quarter of 2017, of which $3 million reflected costs that were previously allocated to Diversey but not included in net income from discontinued operations. Corporate expenses were $31 million in the third quarter of 2016, and included $4 million of costs that were previously allocated to Diversey, but which were not included in net income from discontinued operations.

Adjusted EPS was $0.46 for the third quarter 2017. This compares to Adjusted EPS of $0.41 in the third quarter 2016. The Adjusted Tax Rate was 30.7% in the third quarter 2017, compared to 35.6% in the third quarter 2016. The Adjusted Tax Rate in the third quarter of 2016 was negatively impacted by an increase in unrecognized tax benefits.

Third Quarter 2017 U.S. GAAP Summary, Discontinued Operations
The sale of Diversey was completed during the quarter on September 6, 2017. The Company recognized a net gain on the sale of $699.3 million. The calculation of net earnings from discontinued operations included third quarter net sales of $435 million. Net income from discontinued operations on a reported basis was $26 million, or $0.14 per diluted share.

Cash Flow and Net Debt

Cash flow provided by operating activities in the nine months ended September 30, 2017 was $333 million, which is net of $49 million of restructuring payments and $61 million of payments related to the sale of Diversey, which included $33 million of tax payments made in the second quarter and the remainder primarily attributable to professional fees required to facilitate the separation.

Capital expenditures were $127 million in the nine months ended September 30, 2017. Free Cash Flow, defined as net cash provided by operating activities less capital expenditures and payments related to the sale of Diversey, was an inflow of $267 million in the nine months ended September 30, 2017.

The Company repurchased 15.5 million shares for approximately $677 million, and paid cash dividends of $92 million during the nine months ended September 30, 2017.

Net Debt, defined as total debt less cash and cash equivalents, decreased to $2.0 billion as of September 30, 2017 from $3.8 billion as of December 31, 2016. This decrease in net debt primarily resulted from payments of debt and net cash received as part of the sale of Diversey.

Outlook for Full Year 2017, Continuing Operations
For the full year 2017, the Company increased its outlook for Net Sales to approximately $4.4 billion from approximately $4.3 billion. Adjusted EBITDA from continuing operations is expected to be approximately $830 million as compared to previously provided guidance of $825 million to $835 million. Currency is expected to have a favorable impact of approximately $40 million on Net Sales and $7 million on Adjusted EBITDA. The Company continues to forecast Adjusted EPS to be in the range of $1.75 to $1.80, which is based on 190 million shares outstanding and an Adjusted Tax Rate of 30%.

The outlook for Free Cash Flow remains unchanged at approximately $400 million. Free Cash Flow guidance is based on consolidated results, including continuing and discontinuing operations, and assumes capital expenditures of approximately $175 million and cash restructuring payments of approximately $55 million. Free Cash Flow outlook excludes cash flow generation from working capital related to Diversey post-separation, restructuring charges to address stranded costs, and any payments made in relation to the sale of Diversey.

Conference Call Information

Date:	Wednesday, November 8, 2017

Time:	10:00 a.m. (ET)

Webcast:	www.sealedair.com/investors

Conference Dial In:	(855) 472-5411 (domestic)
(330) 863-3389 (international)

Participant Code:	96077061

A supplemental presentation accompanying the conference call will be available on the Company’s website at www.sealedair.com/investors.

Conference Call Replay Information

Dates:	Wednesday, November 8, 2017 at 1:00 p.m. (ET) through
Friday, December 8, 2017 at 12:59 p.m. (ET)

Webcast:	www.sealedair.com/investors

Conference Dial In:	(855) 859-2056 (domestic)
(404) 537-3406 (international)

Participant Code:	96077061

Business
Sealed Air Corporation is a knowledge-based company focused on packaging solutions that help our customers achieve their sustainability goals in the face of today’s biggest social and environmental challenges. Our portfolio of widely recognized brands, including Cryovac® brand food packaging solutions and Bubble Wrap® brand cushioning, enable a safer and less wasteful food supply chain and protect valuable goods shipped around the world. Sealed Air generated $4.2 billion in sales in 2016 and has approximately 14,000 employees who serve customers in 117 countries. To learn more, visit www.sealedair.com.

Website Information
We routinely post important information for investors on our website, www.sealedair.com, in the "Investor Relations" section. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Non-U.S. GAAP Information
In this press release and supplement, we have included several non-U.S. GAAP financial measures, including Net Debt, Adjusted Net Earnings and Adjusted EPS, net sales on a “constant dollar” or “organic” basis, Free Cash Flow, Adjusted EBITDA and Adjusted Tax Rate, as our management believes these measures are useful to investors. We present results and guidance, adjusted to exclude the effects of Special Items and their related tax impact that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods or prior guidance.  In addition, non-U.S. GAAP measures are used by management to review and analyze our operating performance and, along with other data, as internal measures for setting annual budgets and forecasts, assessing financial performance, providing guidance and comparing our financial performance with our peers and may also be used for purposes of determining incentive compensation. The non-U.S. GAAP information has limitations as an analytical tool and should not be considered in isolation from or as a substitute for U.S. GAAP information. It does not purport to represent any similarly titled U.S. GAAP information and is not an indicator of our performance under U.S. GAAP. Non-U.S. GAAP financial measures that we present may not be comparable with similarly titled measures used by others. Investors are cautioned against placing undue reliance on these non-U.S. GAAP measures. For a reconciliation of these U.S. GAAP measures to non-U.S. GAAP measures and other important information on our use of non-U.S. GAAP financial measures, see the attached supplementary information entitled “Condensed Consolidated Statements of Cash Flows” (under the section entitled “Non-U.S. GAAP Free Cash Flow”), “Reconciliation of U.S. GAAP Net Earnings and U.S. GAAP Net Earnings Per Share to Non-U.S. GAAP Adjusted Net Earnings and Non-

U.S. GAAP Adjusted Net Earnings Per Share” “Segment Information,” “Reconciliation of U.S. GAAP Net Earnings to Non-U.S. GAAP Total Company Adjusted EBITDA,” “Components of Change in Net Sales by Segment,” “Components of Changes in Net Sales by Region,” “Components of Organic Change in Net Sales by Segment,” and “Components of Organic Changes in Net Sales by Region.”  Information reconciling forward-looking U.S. GAAP measures to non-U.S. GAAP measures is not available without unreasonable effort.

*We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity, and low visibility with respect to certain Special Items, including gains and losses on the disposition of businesses, the ultimate outcome of certain legal or tax proceedings, foreign currency gains or losses resulting from the volatile currency market in Venezuela, and other unusual gains and losses.  These items are uncertain, depend on various factors, and could be material to our results computed in accordance with U.S. GAAP.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 concerning our business, consolidated financial condition and results of operations. Forward-looking statements are subject to risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially from these statements. Therefore, you should not rely on any of these forward-looking statements. Forward-looking statements can be identified by such words as “anticipates,” “believes,” “plan,” “assumes,” “could,” “should,” “estimates,” “expects,” “intends,” “potential,” “seek,” “predict,” “may,” “will” and similar references to future periods. All statements other than statements of historical facts included in this press release regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results, expectations regarding the results of restructuring and other programs, anticipated levels of capital expenditures and expectations of the effect on our financial condition of claims, litigation, environmental costs, contingent liabilities and governmental and regulatory investigations and proceedings. The following are important factors that we believe could cause actual results to differ materially from those in our forward-looking statements: the tax benefits associated with the Settlement agreement (as defined in our 2016 Annual Report on Form 10-K), global economic and political conditions, changes in our credit ratings, changes in raw material pricing and availability, changes in energy costs, competitive conditions, the success of our restructuring activities, currency translation and devaluation effects, the success of our financial growth, profitability, cash generation and manufacturing strategies and our cost reduction and productivity efforts, the success of new product offerings, the effects of animal and food-related health issues, pandemics, consumer preferences, environmental matters, regulatory actions and legal matters, and the other information referenced in the “Risk Factors” section appearing in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, and as revised and updated by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement made by us is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

SEALED AIR CORPORATION
SUPPLEMENTARY INFORMATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS(1)
(Unaudited)
(In millions, except per share data)

	Three Months Ended September 30, (unaudited)		Nine Months Ended September 30, (unaudited)
(In millions, except share data)	2017	2016	2017	2016
Net sales	$1,131.3	$1,065.1	$3,233.8	$3,109.9
Cost of sales(2)	769.2	708.4	2,191.0	2,068.0
Gross profit	362.1	356.7	1,042.8	1,041.9
Selling, general and administrative expenses(2)	192.7	184.2	590.2	566.7
Amortization expense of intangible assets acquired	3.1	4.1	9.2	10.4
Restructuring and other charges(2)	6.2	1.3	9.2	1.4
Operating profit	160.1	167.1	434.2	463.4
Interest expense	(54.0)	(49.6)	(153.7)	(151.4)
Foreign currency exchange loss related to Venezuelan subsidiaries	—	—	—	(1.6)
Charge related to Venezuelan subsidiaries(2)	—	—	—	(46.0)
Other (expense) income, net	—	0.4	(6.2)	1.4
Earnings before income tax provision	106.1	117.9	274.3	265.8
Income tax provision	43.7	54.1	236.5	124.7
Net earnings from continuing operations	62.4	63.8	37.8	141.1
Gain on sale of discontinued operations, net of tax	699.3	—	699.3	—
Net earnings from discontinued operations, net of tax(3)	25.7	99.5	111.3	174.2
Net earnings available to common stockholders	$787.4	$163.3	$848.4	$315.3
Basic:
Continuing operations	$0.33	$0.33	$0.20	$0.71
Discontinued operations(3)	3.86	0.51	4.22	0.89
Net earnings per common share - basic	$4.19	$0.84	$4.42	$1.60
Diluted:
Continuing operations	$0.33	$0.32	$0.19	$0.71
Discontinued operations(3)	3.82	0.51	4.18	0.88
Net earnings per common share - diluted	$4.15	$0.83	$4.37	$1.59
Dividends per common share	$0.16	$0.16	$0.48	$0.45
Weighted average number of common shares outstanding:
Basic	186.9	194.1	190.9	195.0
Diluted	188.9	196.7	192.9	197.5

(1)
The supplementary information included in this press release for 2017 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2)
Due to the ongoing challenging economic situation in Venezuela, the Company approved a program in the second quarter of 2016 to cease operations in the country.  This resulted in total costs of $47.3 million being incurred which included a voluntary reduction in headcount including severance and termination benefits for employees of approximately $0.3 million recorded in restructuring and other charges, depreciation and amortization expense related to fixed assets and intangibles of approximately $0.6 million recorded in selling, general and administrative expenses, inventory reserves of $0.4 million recorded in costs of sales and the reclassification of cumulative translation adjustment of approximately $46.0 million recorded in charges related to Venezuelan subsidiaries.

(3)
For the nine months ended September 30, 2017, there was a revision to net earnings from discontinued operations, net of tax, on the Condensed Consolidated Statement of Operations related to depreciation and amortization on Diversey assets held for sale. As a result, net earnings from discontinued operations, net of tax, increased $16.4 million and increased basic and diluted shares by $0.09 per share.

SEALED AIR CORPORATION
SUPPLEMENTARY INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS(1)
(Unaudited)
(In millions)

(In millions, except share data)	September 30, 2017 (unaudited)	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$1,304.7	$333.7
Trade receivables, net	540.5	460.5
Income tax receivables	16.7	11.5
Other receivables	81.7	72.7
Inventories, net	547.7	456.7
Current assets held for sale	20.8	825.7
Prepaid expenses and other current assets	63.6	54.5
Total current assets	2,575.7	2,215.3
Property and equipment, net	951.0	889.6
Goodwill	1,898.3	1,882.9
Intangible assets, net	44.8	40.1
Deferred taxes	275.7	169.9
Non-current assets held for sale	—	2,026.0
Other non-current assets	193.9	175.4
Total assets	$5,939.4	$7,399.2
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$84.0	$83.0
Current portion of long-term debt	2.0	297.0
Accounts payable	778.2	539.2
Current liabilities held for sale	1.8	683.3
Accrued restructuring costs	16.1	44.8
Income tax payable	183.6	48.3
Other current liabilities	451.2	423.4
Total current liabilities	1,516.9	2,119.0
Long-term debt, less current portion	3,219.4	3,762.6
Deferred taxes	4.7	4.9
Non-current liabilities held for sale	—	501.0
Other non-current liabilities	437.8	402.0
Total liabilities	5,178.8	6,789.5
Stockholders’ equity:
Preferred stock	—	—
Common stock	23.0	22.8
Additional paid-in capital	1,933.3	1,974.1
Retained earnings	1,796.0	1,040.0
Common stock in treasury	(2,155.8)	(1,478.1)
Accumulated other comprehensive loss, net of taxes	(835.9)	(949.1)
Total stockholders’ equity	760.6	609.7
Total liabilities and stockholders’ equity	$5,939.4	$7,399.2

(1)
The supplementary information included in this press release for 2017 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

CALCULATION OF NET DEBT(1)

	September 30, 2017 (unaudited)	December 31, 2016
Short-term borrowings	$84.0	$83.0
Current portion of long-term debt	2.0	297.0
Long-term debt, less current portion	3,219.4	3,762.6
Total debt	3,305.4	4,142.6
Less: cash and cash equivalents	(1,304.7)	(333.7)
Net debt	$2,000.7	$3,808.9

(1)
The supplementary information included in this press release for 2017 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

SEALED AIR CORPORATION
SUPPLEMENTARY INFORMATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS(1)
(Unaudited)
(In millions)

	Nine Months Ended September 30, (unaudited)
(In millions)	2017	2016(2)
Net earnings available to common stockholders	$848.4	$315.3
Adjustments to reconcile net earnings to net cash provided by operating activities(3)	(332.7)	309.6
Changes in operating assets and liabilities:
Trade receivables, net	(87.5)	(58.5)
Inventories	(100.5)	(100.5)
Accounts payable	135.2	140.5
Other assets and liabilities	(130.4)	(138.0)
Net cash provided by operating activities	332.5	468.4
Cash flows from investing activities:
Capital expenditures	(126.5)	(190.2)
Proceeds, net from sale of business and property and equipment	4.4	8.4
Business acquired in purchase transactions, net of cash acquired	(25.4)	(5.8)
Impact of sale of Diversey(4)	2,053.0	—
Settlement of foreign currency forward contracts	(1.1)	(43.1)
Net cash provided by (used in) investing activities	1,904.4	(230.7)
Cash flows from financing activities:
Changes in short term borrowings	(21.5)	85.5
Payments of borrowings(4)	(369.5)	(12.8)
Change in cash used as collateral on borrowing arrangements	(1.8)	1.5
Proceeds from cross currency swap	17.4	6.2
Dividends paid on common stock	(92.4)	(90.1)
Acquisition of common stock for tax withholding	(21.9)	(22.7)
Repurchases of common stock(5)	(757.3)	(217.0)
Other financing activities	—	(0.1)
Net cash used in financing activities	(1,247.0)	(249.5)
Effect of foreign currency exchange rate changes on cash and cash equivalents	(18.9)	(15.9)
Balance, beginning of period	333.7	321.7
Net change during the period	971.0	(27.7)
Balance, end of period	$1,304,700,000.0	$294.0

Non-U.S. GAAP Free Cash Flow:
Cash flow from operating activities	$332.5	$468.4
Capital expenditures for property and equipment	(126.5)	(190.2)
Free Cash Flow(6)	$206.0	$278.2

Supplemental Cash Flow Information:
Interest payments, net of amounts capitalized	$156.5	$157.4
Income tax payments	$126.6	$93.5
Payments related to the sale of Diversey(4)	$61.2	$—
Stock appreciation rights payments (less amounts included in restructuring payments)	$—	$1.9
Restructuring payments including associated costs	$48.7	$51.0

(1)
The supplementary information included in this press release for 2017 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2)
Due to changes in the accounting treatment of a factoring agreement the Company reclassified amounts from cash and cash equivalents to other receivables of $9 million as of September 30, 2016. This reclassification resulted in an increase in cash provided by operating activities of $2 million for the nine months ended September 30, 2016.

(3)
2017 primarily consists of $699 million related to the gain on sale from Diversey partially offset by $161 million of deferred taxes, depreciation and amortization $114 million, share based compensation expense of $39 million and profit sharing expense of $19 million. 2016 primarily consists of depreciation and amortization of $161 million, share based compensation expense of $45 million, profit sharing expense of $30 million, charges related to ceasing operations in Venezuela of $46 million, a remeasurement loss of $3 million and loss on sale of business of $2 million.

(4)
Payments of borrowings included in financing activities excludes amounts which were paid using cash proceeds from the sale of Diversey. As a result, $755 million of payments of borrowings is included within investing activities for a total payment of borrowings of $1.1 billion through the nine months ended September 30, 2017.

(5)
The Company entered into an accelerated share repurchase agreement with a third-party financial institution to repurchase $400 million of the Company’s common stock. The full amount was paid as of September 30, 2017 however, only $320 million was used to repurchase shares at that point in time. The ASR program is expected to conclude in the fourth quarter of 2017.

(6)
Free cash flow was $267 million in 2017 excluding the payment of charges related to the sale of Diversey of $61 million. These payments include $33 million related to tax payments and the remainder primarily attributable to professional fees. Free cash flow does not represent residual cash available for discretionary expenditures, including mandatory debt servicing requirements or non-discretionary expenditures that are not deducted from this measure.

SEALED AIR CORPORATION
SUPPLEMENTARY INFORMATION
RECONCILIATION OF U.S. GAAP NET EARNINGS AND U.S. GAAP NET EARNINGS PER COMMON SHARE TO
NON-U.S. GAAP ADJUSTED NET EARNINGS AND NON-U.S. GAAP ADJUSTED NET EARNINGS PER COMMON SHARE(1)
(Unaudited)
(In millions, except per share data)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2017		2016		2017		2016
(In millions, except per share data)	Net Earnings	EPS	Net Earnings	EPS	Net Earnings	EPS	Net Earnings	EPS
U.S. GAAP net earnings and EPS available to common stockholders from continuing operations(2)	$62.4	$0.33	$63.8	$0.32	$37.8	$0.19	$141.1	$0.71
Special items(3)	24.2	0.13	17.0	0.09	201.7	1.05	95.6	0.48
Non-U.S. GAAP adjusted net earnings and adjusted EPS available to common stockholders from continuing operations	$86.6	$0.46	$80.8	$0.41	$239.5	$1.24	$236.7	$1.19
Weighted average number of common shares outstanding - Diluted		188.9		196.7		192.9		197.5

(1)
The supplementary information included in this press release for 2017 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2)	Net earnings per common share is calculated under the two-class method.

(3)	Special Items include the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share data)	2017	2016	2017	2016(1)
Special Items:
Restructuring and other charges	$(6.2)	$(1.3)	$(9.2)	$(1.1)
Other restructuring associated costs included in cost of sales and selling, general and administrative expenses	(2.9)	(5.2)	(12.7)	(13.2)
SARs	—	0.3	—	(0.7)
Foreign currency exchange loss related to Venezuelan subsidiaries	—	—	—	(1.6)
Charges related to ceasing operations in Venezuela(1)	—	—	—	(47.3)
Gain (loss) on sale of North American foam trays and absorbent pads business and European food trays business	0.2	—	2.3	(1.6)
(Loss) gain related to the sale of other businesses, investments and property, plant and equipment	(6.9)	2.1	(7.1)	—
Charges related to the sale of Diversey	(13.7)	—	(47.6)	—
Settlement/curtailment benefits related to retained Diversey retirement plans	13.5	—	13.5	—
Other special items(2)	(2.9)	(3.5)	(0.2)	(3.2)
Pre-tax impact of special items	(18.9)	(7.6)	(61.0)	(68.7)
Tax impact of special items and tax special items(3)	(5.3)	(9.4)	(140.7)	(26.9)
Net impact of special items	$(24.2)	$(17.0)	$(201.7)	$(95.6)
Weighted average number of common shares outstanding - Diluted	188.9	196.7	192.9	197.5
Earnings per share impact from special items	$(0.13)	$(0.09)	$(1.05)	$(0.48)

(1)
Due to the ongoing challenging economic situation in Venezuela, the Company approved a program in the second quarter of 2016 to cease operations in the country. This resulted in total costs of $47.3 million being incurred which included a voluntary reduction in headcount including severance and termination benefits for employees of approximately $0.3 million recorded in restructuring and other charges, depreciation and amortization expense related to fixed assets and intangibles of approximately $0.6 million recorded in selling, general and administrative expenses, inventory reserves of $0.4 million recorded in costs of sales and the release of cumulative translation adjustment of approximately $46.0 million recorded in charges related to Venezuelan subsidiaries.

(2)
Other special items for the three and nine months ended September 30, 2017 primarily included transaction fees related to various divestitures and acquisitions. Other special items for the three and nine months ended September 30, 2016 primarily included a reduction in a non-income tax reserve following the completion of a governmental audit partially offset by legal fees associated with restructuring and acquisitions.

(3)	Refer to Note 1 to the table below for a description of Special Items related to tax.

The calculation of the non-U.S. GAAP Adjusted income tax rate is as follows:

	Three months ended September 30,		Nine months ended September 30,
(In millions)	2017	2016	2017	2016
U.S. GAAP Earnings before income tax provision from continuing operations	$106.1	$117.9	$274.3	$265.8
Pre-tax impact of special items	(18.9)	(7.6)	(61.0)	(68.7)
Non-U.S. GAAP Adjusted Earnings before income tax provision from continuing operations	$125.0	$125.5	$335.3	$334.5

U.S. GAAP Income tax provision from continuing operations	$43.7	$54.1	$236.5	$124.7
Tax Special Items(1)	(0.4)	(5.6)	(150.3)	(26.8)
Tax impact of Special Items	(4.9)	(3.8)	9.6	(0.1)
Non-U.S. GAAP Adjusted Income tax provision from continuing operations	$38.4	$44.7	$95.8	$97.8

U.S. GAAP Effective income tax rate	41.2%	45.9%	86.2%	46.9%
Non-U.S. GAAP Adjusted income tax rate	30.7%	35.6%	28.6%	29.2%

(1)	For the nine months ended September 30, 2017, the special tax items included $145 million of tax expense recorded in accordance with the pending sale of Diversey.

SEALED AIR CORPORATION
SUPPLEMENTARY INFORMATION
SEGMENT INFORMATION(1)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2017	2016	2017	2016
Net Sales:
Food Care	$716.0	$676.2	$2,051.1	$1,979.2
As a % of Total Company net sales	63.3%	63.5%	63.4%	63.6%
Product Care	415.3	388.9	1,182.7	1,130.7
As a % of Total Company net sales	36.7%	36.5%	36.6%	36.4%
Total Company Net Sales	$1,131.3	$1,065.1	$3,233.8	$3,109.9

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2017	2016	2017	2016
Adjusted EBITDA from continuing operations(2):
Food Care	$158.3	$155.6	$446.0	$440.7
Adjusted EBITDA Margin	22.1%	23.0%	21.7%	22.3%
Product Care	86.5	88.0	237.7	243.8
Adjusted EBITDA Margin	20.8%	22.6%	20.1%	21.6%
Corporate(3)	(28.0)	(30.7)	(88.7)	(91.7)
Non-U.S. GAAP Total Company Adjusted EBITDA from continuing operations	$216.8	$212.9	$595.0	$592.8
Adjusted EBITDA Margin	19.2%	20.0%	18.4%	19.1%

(1)
The supplementary information included in this press release for 2017 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2)
As of January 1, 2017 we modified our calculation of Adjusted EBITDA to exclude interest income. The impact in this modification was $1.6 million and $5.3 million for the three and nine months ended September 30, 2016, respectively.

(3)	Unallocated costs related to Diversey that have been included in adjusted EBITDA for Corporate were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2017	2016	2017	2016
Unallocated costs	$2.8	$3.5	$13.7	$10.4

SEALED AIR CORPORATION
SEGMENT INFORMATION – CONTINUED
SUPPLEMENTARY INFORMATION(1)
RECONCILIATION OF U.S. GAAP NET EARNINGS TO
NON-U.S. GAAP TOTAL COMPANY ADJUSTED EBITDA
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2017	2016	2017	2016(2)
U.S. GAAP Net earnings from continuing operations	$62.4	$63.8	$37.8	$141.1
Interest expense	(54.0)	(49.6)	(153.7)	(151.4)
Interest income	4.9	1.7	10.3	5.3
Income tax provision	43.7	54.1	236.5	124.7
Depreciation and amortization(4)	(42.7)	(39.6)	(116.3)	(113.0)
Accelerated depreciation and amortization of fixed assets and intangible assets for Venezuelan subsidiaries	—	0.1	—	0.8
Special Items:
Restructuring and other charges(5)	(6.2)	(1.3)	(9.2)	(1.1)
Other restructuring associated costs included in cost of sales and selling, general and administrative expenses	(2.9)	(5.2)	(12.7)	(13.2)
SARs	—	0.3	—	(0.7)
Foreign currency exchange loss related to Venezuelan subsidiaries	—	—	—	(1.6)
Charges related to ceasing operations in Venezuela	—	—		(47.3)
Gain (loss) on sale of North American foam trays and absorbent pads business and European food business	0.2	—	2.3	(1.6)
(Loss) gain related to the sale of other businesses, investments and property, plant and equipment	(6.9)	2.1	(7.1)	—
Charges incurred related to the sale of Diversey	(13.7)	—	(47.6)	—
Settlement/curtailment benefits related to retained Diversey retirement plans	13.5	—	13.5	—
Other special items(3)	(2.9)	(3.5)	(0.2)	(3.2)
Pre-tax impact of Special items	(18.9)	(7.6)	(61.0)	(68.7)
Non-U.S. GAAP Total Company Adjusted EBITDA from continuing operations	$216.8	$212.9	$595.0	$592.8

(1)
The supplementary information included in this press release for 2017 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2)
Due to the ongoing challenging economic situation in Venezuela, the Company approved a program in the second quarter of 2016 to cease operations in the country. This resulted in total costs of $47.3 million being incurred which included a voluntary reduction in headcount including severance and termination benefits for employees of approximately $0.3 million recorded in restructuring and other charges, depreciation and amortization expense related to fixed assets and intangibles of approximately $0.6 million recorded in selling, general and administrative expenses, inventory reserves of $0.4 million recorded in costs of sales and the release of cumulative translation adjustment of approximately $46.0 million recorded in charges related to Venezuelan subsidiaries.

(3)
For the three and nine months ended September 30, 2017, primarily included transaction fees related to various divestitures and acquisitions. Other special items for the three and nine months ended September 30, 2016 primarily included a reduction in a non-income tax reserve following the completion of a governmental audit partially offset by legal fees associated with restructuring and acquisitions.

(4)	Depreciation and amortization by segment are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2017	2016	2017	2016
Food Care	$26.4	$23.1	$75.8	$68.3
Product Care	11.7	9.6	34.2	28.6
Corporate	4.6	6.9	6.3	16.1
Total Company depreciation and amortization(1)	$42.7	$39.6	$116.3	$113.0

(1)
Includes share-based incentive compensation of $12.3 million and $31.2 million for the three and nine months ended September 30, 2017, respectively, and $12.2 million and $37.6 million for the three and nine months ended September 30, 2016, respectively.

(5)	Restructuring and other charges by segment is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2017	2016	2017	2016
Food Care	$3.9	$0.8	$5.8	$0.7
Product Care	2.3	0.5	3.4	0.4
Total Company restructuring and other charges(1)	$6.2	$1.3	$9.2	$1.1

(1)	For the nine months ended September 30, 2016 restructuring and other charges excludes $0.3 million related to severance and termination benefits for employees in our Venezuelan subsidiaries.

SEALED AIR CORPORATION
SUPPLEMENTARY INFORMATION
COMPONENTS OF CHANGE IN NET SALES BY SEGMENT(1)

	Three Months Ended September 30, (Unaudited)
(In millions)	Food Care		Product Care		Total Company
2016 Net Sales	$676.2		$388.9		$1,065.1
Volume - Units	31.1	4.6%	23.9	6.1%	55.0	5.2%
Price/mix(2)	(1.1)	(0.2)%	(0.9)	(0.2)%	(2.0)	(0.2)%
Total constant dollar change (Non-U.S. GAAP)(3)	30.0	4.4%	23.0	5.9%	53.0	5.0%
Foreign currency translation	9.8	1.5%	3.4	0.9%	13.2	1.2%
Total change (U.S. GAAP)	39.8	5.9%	26.4	6.8%	66.2	6.2%

2017 Net Sales	$716.0		$415.3		$1,131.3

	Nine Months Ended September 30, (Unaudited)
(In millions)	Food Care		Product Care		Total Company
2016 Net Sales	$1,979.2		$1,130.7		$3,109.9
Volume - Units	68.8	3.5%	65.2	5.8%	134.0	4.4%
Price/mix(2)	(7.7)	(0.4)%	(7.7)	(0.7)%	(15.4)	(0.5)%
Total constant dollar change (Non-U.S.GAAP)(3)	61.1	3.1%	57.5	5.1%	118.6	3.9%
Foreign currency translation	10.8	0.5%	(5.5)	(0.5)%	5.3	0.1%
Total change (U.S. GAAP)	71.9	3.6%	52.0	4.6%	123.9	4.0%

2017 Net Sales	$2,051.1		$1,182.7		$3,233.8

(1)
The supplementary information included in this press release for 2017 is preliminary and subject to change prior to the filing of our upcoming Quarterly report on Form 10-Q with the Securities and Exchange Commission.

(2)
Our price/mix reported above includes the net impact of our pricing actions and rebates as well as the period-to-period change in the mix of products sold. Also included in our reported price/mix is the net effect of some of our customers purchasing our products in non-U.S. dollar or euro-denominated countries at selling prices denominated in U.S. dollars or euros. This primarily arises when we export products from the U.S. and euro-zone countries.

(3)
Total constant dollar change is a non-U.S. GAAP financial measure which excludes the impact of foreign currency translation. Since we are a U.S. domiciled company, we translate our foreign currency denominated financial results into U.S. dollars. Due to changes in the value of foreign currencies relative to the U.S. dollar, translating our financial results from foreign currencies to U.S. dollars may result in a favorable or unfavorable impact. It is important that we take into account the effects of foreign currency translation when we view our results and plan our strategies. Nonetheless, we cannot control changes in foreign currency exchange rates. Consequently, when our management looks at our financial results to measure the core performance of our business, we exclude the impact of foreign currency translation by translating our current period results at prior period foreign currency exchange rates. We also may exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, our management believes that these presentations are useful internally and may be useful to our investors.

SEALED AIR CORPORATION
SUPPLEMENTARY INFORMATION
COMPONENTS OF CHANGE IN NET SALES BY REGION(1)

	Three Months Ended September 30, (Unaudited)
(In millions)	North America		EMEA(2)		Latin America		APAC(3)		Total
2016 net sales	$581.4		$232.3		$98.8		$152.6		$1,065.1
Volume - Units	38.6	6.6%	6.6	2.8%	3.2	3.2%	6.6	4.3%	55.0	5.2%
Price/mix(4)	1.8	0.3%	(1.3)	(0.6)%	(0.9)	(0.9)%	(1.6)	(1.0)%	(2.0)	(0.2)%
Total constant dollar change (Non-U.S. GAAP)(5)	40.4	6.9%	5.3	2.2%	2.3	2.3%	5.0	3.3%	53.0	5.0%
Foreign currency translation	1.4	0.2%	10.2	4.4%	0.4	0.4%	1.2	0.8%	13.2	1.2%
Total change (U.S. GAAP)	41.8	7.2%	15.5	6.7%	2.7	2.7%	6.2	4.1%	66.2	6.2%

2017 net sales	$623.2		$247.8		$101.5		$158.8		$1,131.3

	Nine Months Ended September 30, (Unaudited)
(In millions)	North America		EMEA(2)		Latin America		APAC(3)		Total
2016 net sales	$1,657.8		$716.5		$289.1		$446.5		$3,109.9
Volume - Units	127.7	7.7%	1.1	0.2%	(1.4)	(0.5)%	6.6	1.4%	134.0	4.4%
Price/mix(4)	(8.7)	(0.5)%	(7.4)	(1.0)%	4.4	1.5%	(3.7)	(0.8)%	(15.4)	(0.5)%
Total constant dollar change (Non-U.S. GAAP)(5)	119.0	7.2%	(6.3)	(0.8)%	3.0	1.0%	2.9	0.6%	118.6	3.9%
Foreign currency translation	1.1	—%	(3.5)	(0.6)%	2.1	0.7%	5.6	1.3%	5.3	0.1%
Total change (U.S. GAAP)	120.1	7.2%	(9.8)	(1.4)%	5.1	1.7%	8.5	1.9%	123.9	4.0%

2017 net sales	$1,777.9		$706.7		$294.2		$455.0		$3,233.8

(1)
The supplementary information included in this press release for 2017 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2)	EMEA consists of Europe, Middle East, Africa and Turkey.

(3)	APAC refers collectively to our Asia Pacific region. This region consists of i) Greater China, ii) India/Southeast Asia and iii) Australia, New Zealand, Japan and Korea.

(4)
Our price/mix reported above includes the net impact of our pricing actions and rebates as well as the period-to-period change in the mix of products sold. Also included in our reported price/mix is the net effect of some of our customers purchasing our products in non-U.S. dollar or euro-denominated countries at selling prices denominated in U.S. dollars or euros. This primarily arises when we export products from the U.S. and euro-zone countries.

(5)
Total constant dollar change is a non-U.S. GAAP financial measure which excludes the impact of foreign currency translation. Since we are a U.S. domiciled company, we translate our foreign currency denominated financial results into U.S. dollars. Due to changes in the value of foreign currencies relative to the U.S. dollar, translating our financial results from foreign currencies to U.S. dollars may result in a favorable or unfavorable impact. It is important that we take into account the effects of foreign currency translation when we view our results and plan our strategies. Nonetheless, we cannot control changes in foreign currency exchange rates. Consequently, when our management looks at our financial results to measure the core performance of our business, we exclude the impact of foreign currency translation by translating our current period results at prior period foreign currency exchange rates. We also may exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, our management believes that these presentations are useful internally and may be useful to our investors.